Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The places where information has been omitted from this exhibit are indicated by “[●]”.

Frederick’s of Hollywood

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement represents the Agreement between ABG-Frederick’s of Hollywood, LLC, a Delaware limited liability company, (“Licensor”) and the Licensee defined below (collectively, the “Parties”), and is comprised of the Summary of Commercial Terms and the Standard Terms and Conditions set forth below as well as any exhibits and schedules referenced herein (the “Agreement”). In the event of any conflict between the terms contained in the Summary of Commercial Terms set forth in Section A of this Agreement (the “Summary of Commercial Terms”) and the Standard Terms and Conditions set forth in Section B of this Agreement (the “Standard Terms and Conditions”), the Summary of Commercial Terms shall govern.

A. SUMMARY OF COMMERCIAL TERMS

1.	Prior Agreement; Effective Date; Condition Precedent:	(a)	Licensor and Licensee each hereby acknowledge that each is a party to that certain License Agreement which was effective as of June 18, 2015 (“Initial License Agreement”), and as amended by that certain Amendment No. 1 to the License Agreement dated as of April 1, 2018 (“Amendment No. 1”), by Amendment No. 2 to the License Agreement dated as of October 18, 2018 (“Amendment No. 2”) and by Amendment No. 3 to the License Agreement dated as of November 14, 2019 (“Amendment No. 3” and collectively with the License Agreement, Amendment No. 1, Amendment No. 2 and Amendment No. 3, the Initial License Agreement, the “Prior Agreement”).

		(b)	The “Effective Date” of this Agreement shall be defined as: January 1, 2021.

		(c)	All rights which are not expressly granted to Licensee under this Agreement are hereby reserved by Licensor.

		(d)	Condition Precedent. The Parties each further acknowledge and agree that, Licensee’s full and complete payment of any and all of its financial obligations payable to Licensor under the Prior Agreement (“Prior Financial Obligations”), is an express condition precedent to Licensor’s entry into this Agreement and to the effectiveness of any and all rights granted by Licensor to Licensee under this Agreement (“Condition Precedent”); it being expressly understood that if the Condition Precedent is not completely satisfied prior to the Effective Date (e.g., if Licensor has not received payment of the Prior Financial Obligations in full from Licensee), then Licensor shall have the right to immediately terminate this Agreement in its entirety and Licensee shall have no rights to use the Licensed Property whatsoever, whether under this Agreement or otherwise.

2.	Licensee:	“Licensee” shall mean: FOH Online Corp.

	Corporate Organization:	Licensee is a corporation organized under the laws of Delaware.

	Address:	The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, NY, 10174-1101

Primary Contact:	Anna Johnson
Telephone:	(+64)-9275-0000
Email:	Anna.johnson@bendon.com

Legal Contact:	c/o Bety Javidzad
Telephone:	(213)-623-9300
Email:	bety.javidzad@dentons.com
Address:	Dentons US LLP
601 South Figueroa Street
Suite 2500
Los Angeles, CA 90017-5704

3.	Licensed Property:	“Licensed Property” shall mean the trademarks set forth on Exhibit A, which is attached hereto and incorporated herein by reference.

4.	Licensed Products:	(a)	The “Products” shall mean the following products for women:

			(i)	“Intimates/Lingerie”: defined as each of the following: lingerie, intimates, bras, panties, bodices, shaping panties, shape wear, thigh-slimmers, negligees, waist cinchers, garters, stockings, slips, hosiery, corsets, camisoles, all-in-one camisoles with built in bras and lingerie accessories (i.e., removable silicone breach enhancer pads, bra straps, bra extenders and adhesive bras);

			(ii)	“Costumes”: defined as Intimates/Lingerie made and/or designed specifically as a holiday (e.g., Halloween, etc.) costume and/or novelty wardrobe item;

			(iii)	“Sleepwear/Loungewear”: defined as each of the following: pajamas, nightgowns, dressing gowns, night shirts, robes, bath robes, sleep suits, body suits, lounging pants and tops; and

			(iv)	“Swimwear & Swimwear Accessories”: defined as each of the following: swimsuits, bikinis, bikini separates, sarongs, coordinating cover-ups (e.g., beach cover-ups, etc.), swimming shorts, beach shorts and board shorts.

		(b)	The “Licensed Products” shall be defined as the Products bearing the Licensed Property.

		(c)	The “TP Products” shall be defined as the Products which do not bear the Licensed Property.

5.	Term:	(a)	The “Initial Term” shall mean the period beginning on the Effective Date and ending on December 31, 2025.

			(i)	“Contract Year 1” shall mean the Effective Date through December 31, 2021;

			(ii)	“Contract Year 2” shall mean January 1, 2022 through December 31, 2022;

			(iii)	“Contract Year 3” shall mean January 1, 2023 through December 31, 2023;

			(iv)	“Contract Year 4” shall mean January 1, 2024 through December 31, 2024;

			(v)	“Contract Year 5” shall mean January 1, 2025 through December 31, 2025.

2

		(b)	Provided that Licensee is not then in an uncured breach of any provision that would give rise to a termination of this Agreement pursuant to Section 12 of the Standard Terms and Conditions, Licensee shall have nine (9) options to renew this Agreement (“Renewal Term Option(s)”) on the terms set forth herein for consecutive period(s) of five (5) years (each, a “Renewal Term”). Each Renewal Term shall be numbered consecutively. Licensee shall exercise its Renewal Term Option(s) by notice to Licensor delivered not less than nine (9) months and not more than twelve (12) months in advance of the expiration of the then current Contract Period.

		(c)	The Initial Term and each Renewal Term (if any) are hereinafter individually and collectively referred to as the “Term” and individually as a “Contract Period”. For the purposes of this Agreement, a “Calendar Quarter” shall mean each of the following three (3) month periods during a given calendar year: from January 1 through March 31; from April 1 through June 30; from July 1 through September 30; and from October 1 through December 31.

6.	Territory:	(a)	The “Territory” shall mean: (i) United States of America; (ii) Australia; and (iii) New Zealand.

7.	Scope:	(a)	Subject to the terms and conditions of this Agreement, the rights granted to Licensee hereunder with respect to the operation of the E-Commerce Site in the Territory are exclusive, such that during the Term, Licensor shall not enter into an agreement with a third party for the operation of a Licensed Property branded e-commerce website for the Territory which sells the Licensed Product(s) that Licensee sells through the E-Commerce Website(s) in the Territory.

		(b)	For the avoidance of doubt, Licensor shall have the right to authorize third party licensees’ and/or distributors’ use of the Licensed Property on other e-commerce sites (“TP E-Commerce Partner(s)”), in connection with the sale by third party licensees’ and/or distributors’ of products which are not Products (“Authorized FOH Products”) in the Territory.

		(c)	Licensor and Licensee each hereby acknowledge and agree that: (i) Licensor is the owner of the E-Commerce Site (as defined in Section 8(a)(i) of the Commercial Terms below), and (ii) Licensee’s use of any Licensed Property on and/or in connection with the E-Commerce Site shall be subject to Licensor’s advance written approval.

8.	Permitted Distribution Channel(s):	(a)	For purposes of this Agreement, the “Permitted Distribution Channels” shall be defined, individually and collectively, as the following channels of distribution in the Territory, unless specifically identified:

			(i)	The “E-Commerce Site” shall be defined as: the ‘Fredericks of Hollywood’ e-commerce website located at: www.fredericks.com, and the country code top-level domains (e.g. http://www.fredericks.com.au, http://www.fredericks.co.nz, etc.) relating thereto in the Territory, subject to Section 7(b) above.

				(A)	In accordance with Section 7(c) of the Standard Terms and Conditions below, it is acknowledged that Licensee may have certain Licensee Reserved Rights with respect to Licensee’s proprietary e-commerce platform systems and related technology utilized by Licensee to operate the E-Commerce Site hereunder and Licensee’s other e-commerce websites unrelated to the Licensed Property and/or FREDERICKS OF HOLLYWOOD brand; it being expressly understood that, so long as such proprietary e-commerce platform systems and related technology of Licensee is separable from the Licensed Property, Licensor’s company name and/or logo and the Licensor Materials (as defined in Section 7(f) of the Standard Terms and Conditions below), then such proprietary e-commerce platform systems and related technology of Licensee will remain vested in Licensee.

3

	(ii)	“Bendon Retail Channels” shall be defined as: full-price, outlet and/or off-price retail channels owned and/or operated by Licensee or any of Licensee’s affiliates and/or subsidiaries located in the Territory.

(b)	The Parties each acknowledge and agree that during the Term, Licensee shall be permitted to sell:

	(i)	The Licensed Products, TP Products and/or Authorized FOH Products through the E-Commerce Site in the Territory; and

	(ii)	The Licensed Products through the Bendon Retail Channel(s) located in the Territory.

(c)	In the event Licensee wishes to sell the Licensed Products to/through any accounts not included within the Permitted Distribution Channels, then Licensee shall submit the same to Licensor for Licensor’s prior written approval in each instance; it being understood that during the Term, Licensee shall not be permitted to sell the Licensed Products at wholesale in the Territory under this Agreement or otherwise, unless expressly approved in advance by Licensor in writing in each instance.

9.	[●]	[●]

10.	[●]	[●]

11.	Common Marketing Fund:	(a)	As used herein the term “Common Marketing Fund” (also known as the “CMF”) shall mean: [●].

		(b)	From the Effective Date and during each Contract Year during the Term, Licensor and Licensee shall mutually agree upon how the CMF contribution shall be spent by Licensor on advertising and/or marketing efforts for the Licensed Property and/or Licensed Products in the Territory (“CMF Plan”). In the event Licensor and Licensee do not mutually agree upon the CMF Plan in any given Contract Year, Licensor shall spend the CMF for such Contract Year pursuant to its commercial discretion in accordance with the CMF Plan template set forth on Exhibit J of this Agreement, attached hereto and incorporated herein by this reference (“CMF Template”).

		(c)	Provided that Licensee is not then in breach of any of its financial obligations to Licensor under this Agreement, promptly after either Party’s receipt of a reasonable written request from the other Party, but in no event more than one (1) time during any Calendar Quarter, the Parties shall meet and confer (either telephonically or in person) to discuss and review Licensor’s plans with respect to the expenditure of the CMF contribution for the then-current Contract Year which has actually been received by Licensor from Licensee for the same Contract Year in a timely manner, as and when required under this Agreement (“Quarterly CMF Review(s)”). The Parties agree to cooperate with each other, in good faith, in connection with the Quarterly CMF Review(s) (as applicable), in order to establish commercially reasonable practices and procedures with respect to the expenditure of the CMF hereunder on mutually acceptable terms, subject to the last sentence of Section 11(b) of the Commercial Terms above.

		(d)	Licensee shall pay the CMF to Licensor, within thirty (30) days of the end of each Calendar Quarter in arrears.

12.	[●]	[●]

4

13.	Advertising Commitment:	From the Effective Date and in each Contract Year during the Term, Licensee shall spend a minimum of [●] of Net Sales for the Licensed Products on marketing and advertising expenditures for the Licensed Property and/or Licensed Products (the “Advertising Commitment”).

14.	Free Units:	Licensee shall ship, at Licensee’s sole cost, up to [●] of Licensed Products (measured at Licensee’s cost of goods landed duty paid) to Licensor in each Contract Year during the Term (“Free Units”). The assortment of Free Units shall be at Licensor’s sole discretion and will not be sold by Licensor.

15.	Licensee’s Operation of the E-Commerce Site:	(a)	In order to represent a unified, full line of products relating to the Fredericks of Hollywood brand on the E-Commerce Site, which objectively conform to the Fredericks of Hollywood brand position as embodied on the E-Commerce Site, Licensee shall negotiate, using its commercially reasonable efforts in good faith, with Licensor’s other licensees’ (“TP Partner(s)”) for its purchase of Authorized FOH Products from such TP Partners, to ensure that a full line of Authorized FOH Products are available for purchase through the E-Commerce Site. All aspects of Licensee’s purchases of Authorized FOH Products and fulfillment of customer orders of Authorized FOH Products shall be upon agreement directly between Licensee and each TP Partner. Licensor shall use commercially reasonable efforts to assist Licensee with the purchase of Authorized FOH Products from Licensor’s licensee(s); provided, however, that Licensor’s failure to assist and/or secure Licensee’s purchase of Authorized FOH Products under this Agreement or otherwise, shall not be deemed a breach of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the E-Commerce Site shall continue to operate as a channel primarily focused on the Intimates/ Lingerie category and offering Intimates/ Lingerie.

		(b)	In connection with Licensee’s operation of the E-Commerce Site, Licensee shall be responsible for, without limitation, the following:

			(i)	Designing and developing the interface of the E-Commerce Site, which shall be subject to Licensor’s prior written Approval (as defined in the Standard Terms and Conditions);

			(ii)	Managing the hosting of the E-Commerce Site, including without limitation, order management and built-in integrations with all necessary third party tools;

			(iii)	Creating and maintaining interactive marketing platforms and programs for use on or in connection with the E-Commerce Site, which shall be mutually agreed upon by the parties hereto;

			(iv)	Conducting comprehensive marketing activities, including, without limitation: (I) Google product listing ads, (II) SEO, (III) PPC, (IV) e-mail communication with customers and website visitors; (V) engaging in affiliate programs, (VI) engaging in retargeting programs and affiliate programs and (VII) direct mail campaigns, which shall be subject to Licensor’s prior written Approval;

			(v)	Shooting, re-touching and editing high-resolution photos of all Licensed Products and/or TP Products for sale through the Permitted Distribution Channels (“Image(s)”), and ensuring that the Permitted Distribution Channels display at least three (3) Images (e.g., front, back and side) for each Product SKU as directed and Approved by Licensor;

5

(vi)	Upon Licensor’s request specifying the nature and/or purpose of such request to Licensee, providing any and all Images to Licensor;

(vii)	Providing full-scale customer care services at its commercial discretion commensurate with industry standards for comparable e-commerce websites to the E-Commerce Site (e.g., email communications and/or live chat, etc.) every Monday through Friday;

(viii)	Managing the storage and warehousing of Licensed Products and TP Products, as applicable;

(ix)	Coordinating the payment process for customer purchases of the Licensed Products, Authorized FOH Products and/or TP Products made through the E-Commerce Site, as applicable;

(x)	Managing the fulfillment, shipping, handling and delivery of Licensed Products and/or TP Products to customers, as applicable;

(xi)	Providing Licensor with monthly sales reports in the form set forth on Exhibit H, which is attached hereto and incorporated herein by this reference (“Monthly Sales Report(s)”), which Monthly Sales Reports shall be submitted to Licensor within ten (10) days of the end of each calendar month during the Term and shall provide information for the immediately preceding calendar month;

(xii)	Providing Licensor with monthly marketing reports in the form set forth on Exhibit I, which is attached hereto and incorporated herein by this reference (“Monthly Marketing Report(s)”), which Monthly marketing Reports shall be submitted to Licensor within ten (10) days of the end of each calendar month during the Term and shall provide information for the immediately preceding calendar month;

(xiii)	Providing Licensor with monthly customer mailing and subscriber lists and related contact information, including, without limitation, name, shipping address and email address (“Customer Information”), which monthly lists shall be submitted to Licensor within ten (10) days of the end of each calendar month during the Term and shall provide all new and existing Customer Information for the immediately preceding calendar month; and

(xiv)	Providing Licensor with direct access to such Customer Information from The Rocket Science Group, LLC d/b/a Mail Chimp content management system (“CMS”) or any successor and/or similar third party host service provider.

16.	Sales to Licensor Parties; Know-How; Comparable Product Review:	(a)	During the Term, Licensee hereby agrees to use its good faith efforts, in its commercial discretion, to sell Licensed Products to Licensor, Licensor’s affiliated and/or parent companies, and/or Licensor’s licensees / partners, including, but not limited to, to Licensor parties authorized to use the Licensed Property outside of the Territory (collectively, “Licensor Party(ies)”): [●].

6

(b)	Know-How; International Partners; Product Review Services.

	(i)	For purposes of this Agreement, “Know-How” shall mean: available design or creative materials actually utilized by Licensee in connection with the development and manufacture of the Licensed Products under this Agreement (e.g., for purposes of creating brand consistency regarding the general look and feel of such Licensed Products, etc.), including, but not limited to, style guides, tech packs (if available), but, in all cases, excluding Licensee’s Reserved Rights.

	(ii)	Licensee and Licensor each hereby acknowledge and agree, that during the Term, to the extent that: (A) Licensor definitively enters into a new international license agreement outside of the Territory (“International Agreement”) with a Licensor Party(ies) (“International Partner(s)”), for the manufacture, distribution and sale of FREDERICK’S OF HOLLYWOOD branded Products (i.e., that are the same or substantially similar to the Licensed Product(s) produced by Licensee hereunder) to be sold outside of the Territory (“International Articles”); and (B) the applicable International Partner(s) is unwilling to, unable to and/or does not otherwise purchase the International Articles directly from Licensee on the price terms set forth in Section 16(a) above or otherwise, then upon request by Licensor or any International Partner(s), Licensee shall use its good faith efforts, at its commercial discretion, to:

		(A)	Provide and deliver to the applicable International Partner, any available Know-How to be utilized by the International Partner(s) in connection with the exploitation of the International Articles outside of the Territory. For purposes of clarification and the avoidance of doubt, Licensor will not hold Licensee in breach of this Agreement to the extent Licensee does not ultimately provide Know-How to an International Partner despite its good faith efforts to do the same, at its commercial discretion.

		(B)	[●]

7

	(C)	In addition, to the extent Licensor enters into an new agreement with a Licensor Party(ies) for the production, manufacture and sale at wholesale of certain Licensed Property branded Products which are the same or similar to the Licensed Products produced by Licensee hereunder (e.g., sleepwear, loungewear, swimwear) (“Comparable Products”), then upon Licensor’s reasonable request, Licensee agrees to meaningfully review such Comparable Products in good faith, for purposes of determining whether Licensee will buy such Comparable Products from the applicable Licensor Parties for Licensee’s resale specifically through the Permitted Distribution Channels located in the Territory; it being understood that: (I) Licensee’s determination regarding whether to buy such Comparable Products for resale through the Permitted Distribution Channels in the Territory will be subject to Licensee’s good faith commercial discretion; (II) Licensor will not hold Licensee in breach of this Agreement for failing to purchase such Comparable Products for subsequent resale through the Permitted Distribution Channels in the Territory.

(c)	The Parties each hereby acknowledge that any and all terms and negotiations relating to the purchase or sale of Licensed Product(s) (including, without limitation, any potential purchases of Comparable Products or sales of Licensed Products to Licensor Parties) to or from any Licensor Parties shall be handled and negotiated directly between Licensee and the applicable Licensor Party in each instance; provided, however, upon receipt of a reasonable request from Licensee, Licensor will use commercially reasonable efforts to assist Licensee with: (i) its sale of Licensed Product(s) directly to the Licensor Parties; and/or (ii) its negotiations with any Licensor Party(ies) for purchases of Comparable Products (if any); it being expressly understood that any failure by Licensor to secure: (A) any particular purchases of Licensed Products by the Licensor Parties (or otherwise) and/or any particular purchases of Comparable Products by Licensee from the Licensor Parties; (B) any particular terms of sale or any terms of purchase; or (iii) any other terms regarding the Licensed Product(s) to be sold to the Licensor Parties at the Favorable-LP-Price or otherwise, shall not be deemed a breach of this Agreement by Licensor.

17.	Marketing Share:	Upon request, Licensor and Licensee shall each have the right to use, on a gratis basis as to the other party’s charges, any Approved content, media, marketing and/or promotional materials which conform to the brand positioning of the Fredericks of Hollywood Brand (collectively, the “Marketing Materials”), developed by Licensor or Licensee relating to the Licensed Property and/or Licensed Products on: (i) Licensor’s social media account(s) (e.g., Facebook, Twitter, Instagram, etc.) branded with the Licensed Property and/or (ii) the E-Commerce Site, it being understood that: (A) the user of the Marketing Materials shall ensure that the use of the Marketing Materials will maintain brand positioning, and (B) the user of the Marketing Materials on a particular social media account(s) and/or Ecommerce Site shall be permitted to decline a request to include the other party’s Marketing Materials if they reasonably believe such Marketing Materials are detrimental to the social media account(s) and/or E-Commerce Site. In each case, the user of the Marketing Materials shall be responsible for all third (3rd) party payments, consents, usage, permissions and/or clearances which arise from that party’s use of the Marketing Materials.

8

18.	Miscellaneous:	(a)	Pursuant to Section 11 of the Form, within thirty (30) days of signing this Agreement, Licensee shall submit to Licensor a certificate of insurance naming Licensor as an additional insured under Licensee’s insurance policy.

		(b)	Unless otherwise agreed upon by Licensor and Licensee in writing, within sixty (60) days of the signing of this Agreement, Licensee shall:

			(i)	Provide Licensor a detailed business plan including sales, marketing, distribution, etc.; and

			(ii)	Provide Licensor a complete list of key contacts and personnel within Licensee’s organization as the same relate to Licensee’s business as contemplated under this Agreement.

B. STANDARD TERMS AND CONDITIONS

1. GRANT OF LICENSE.

(a) Licensed Rights. Licensor hereby grants to Licensee during the Term, the non-transferrable, non-assignable, non-sublicensable, non-divisible right and license, to utilize the Licensed Property solely within the Territory and solely in connection with the manufacture, Advertising & Promotion, sale, offering for sale, and distribution of: (i) the Licensed Product(s), TP Products and/or Authorized FOH Products through the E-Commerce Site; and (ii) the Licensed Products through the Bendon Retail Channels (all terms as defined in this Agreement and/or in the Summary of Commercial Terms). Licensee shall use commercially reasonable efforts to develop, manufacture, promote, advertise, sell and ship Licensed Product(s), TP Products and/or Authorized FOH Products in the Permitted Distribution Channels (as applicable) in the Territory and to protect its right to manufacture, sell and distribute Licensed Product(s) hereunder.

(b) Permitted Distribution Channels. Licensed Product(s), TP Products and Authorized FOH Products (as applicable) may only be sold through the Permitted Distribution Channels, as defined in the Summary of Commercial Terms. Licensee shall not, nor shall it authorize others to, solicit, advertise, distribute, sell, use or otherwise exploit the Licensed Product(s) in any other channels of distribution. Without limiting the foregoing, except to the extent that Licensee sells through the website(s) included within its Permitted Distribution Channels, and except as otherwise expressly specified in the Summary of Commercial Terms, Licensee shall not sell or distribute Licensed Product(s) by any direct marketing methods, including, without limitation, catalogs, on-line and internet sales other than the E-Commerce Site, television, infomercials (DRTV) or direct mail, without the prior written approval of Licensor in each instance, which approval shall be granted or withheld in Licensor’s absolute and sole discretion.

(c) Limits on Licensed Rights. Unless expressly specified in the Summary of Commercial Terms, the rights granted herein do not include rights in or to any images, photographs, audio-visual recording, video or motion picture and/or other copyrighted works of or relating to the Licensed Property. Licensee shall be solely responsible for obtaining written clearance from the copyright owner(s) whose image(s), photograph(s) and/or audio-visual recording(s) is (are) to be used in, on or in connection with the Licensed Product(s), TP Products and/or Authorized FOH Products and/or the materials that advertise and/or promote the Licensed Product(s), TP Products and/or Authorized FOH Products and for all costs and expenses relating thereto. Licensee will manufacture, advertise, promote, market, sell and distribute the Licensed Product(s), TP Products and/or Authorized FOH Products in a lawful and ethical manner and in accordance with the terms and intent of this Agreement. The licenses granted hereunder are granted subject to the U.S. Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all other export control and sanctions laws applicable to the parties (collectively, “Trade and Export Control Laws”). Notwithstanding anything to the contrary herein, the Licensed Property shall not be used, disclosed, licensed, sublicensed, or otherwise exploited in violation of any Trade and Export Control Laws. All rights in and to the Licensed Property which are not specifically granted and licensed to Licensee hereunder are hereby reserved by Licensor and Licensor may exercise such rights at any time.

(d) Celebrities; Endorsements. Licensee hereby acknowledges that Licensor may have relationships in place with certain celebrity talent (“Talent”) through various agreements for sponsorship and endorsement of Licensor’s trademarks. In the event that Licensee has the desire to enlist Talent support in connection with this Agreement, Licensee may submit requests to Licensor in writing, and as a courtesy to Licensee, Licensor shall use its reasonable efforts to facilitate the request, subject to good faith negotiation, the professional commitments of said Talent and Licensor’s other obligations/commitments. Licensee hereby agrees that Licensee shall not directly contact or use the images or services of Talent or of any other celebrity in connection with this Agreement without Licensor’s prior written approval in each instance. Nothing contained herein shall obligate Licensor to maintain any agreements which it may have in place with any Talent and any failure by Licensor to have or maintain any such relationships and/or facilitate any request hereunder, shall not be deemed a breach of this Agreement.

9

(e) Prohibition of Sub- and Co-Branding. All Licensed Product(s) shall bear at least one Licensed Property and no Licensed Product(s) shall be sub-branded, co-branded, sold or otherwise distributed under any marks other than the Licensed Property. For the avoidance of doubt, Licensee may identify itself as Licensor’s authorized licensee and include Licensee’s name and/or logo in the credit line/legal line and the inclusion of such detail shall not be deemed a violation of this provision.

(f) Purchased Copies.

(i) Purchase for Resale. Licensor and/or one or more of its affiliates shall have the right to purchase from Licensee such quantities of Licensed Product(s) as Licensor shall from time to time desire for resale through Licensor Channels (as hereinafter defined) within the Territory and/or through any distribution channels outside the Territory. [●] For the purposes hereof, “Licensor Channels” shall mean Frederick’s Of Hollywood retail stores operating under the Licensed Property or other intellectual property (related to the Frederick’s Of Hollywood brand) which are authorized by Licensor. To the extent permitted by applicable Law (as hereinafter defined), Licensor and/or its affiliates shall not resell Licensed Product(s) purchased from Licensee under this Section 1(f)(i) at a price below the Licensee’s lowest retail price unless otherwise mutually agreed to by the parties.

(ii) Purchase for Promotional Purposes. Licensee agrees to sell to Licensor, its affiliates and other licensees (collectively, the “Promotional Parties”) reasonable amounts of Licensed Product(s) for Promotional Purposes (as hereinafter defined) at Licensee’s FOB delivery cost of such Licensed Product(s) on net thirty (30) day terms. Any such purchases under this Section 1(f)(ii) shall not count toward the CMF contribution [●] and no Royalty shall be owed by Licensee on such sales to the Promotional Parties. The Promotional Parties shall only use such Licensed Product(s) for Promotional Purposes, and shall not resell such Licensed Product(s) on a stand-alone basis. In the event Licensee is unable to supply the Promotional Parties with Licensed Product(s) as set forth in this Section 1(f)(ii), the Promotional Parties shall have the right to source products from third parties that are substantially similar to the Licensed Product(s), and such activity shall not be deemed a breach of exclusivity rights, if any, that may be granted under this Agreement. For purposes of this Agreement, “Promotional Purposes” shall mean charitable giving, giveaways, gifts with purchase programs and other limited duration promotional activities.

2. TERM; RENEWAL.

(a) The Initial Term, Renewal Term (if any) and Term are defined in the Summary of Commercial Terms.

(b) [●]

3. ROYALTIES.

(a) In consideration of the rights granted herein, Licensee shall pay the Royalties, [●] CMF and any other payment required hereunder to Licensor, and Licensee shall spend the Advertising Commitment, if and as specified in the Summary of Commercial Terms.

(b) Licensee shall have the unfettered right to establish the prices that it charges its customers for any Licensed Product(s), TP Products and/or Authorized FOH Products sold pursuant to this Agreement, however, solely for purposes of calculating the Royalty due to Licensor: (i) if Licensed Products are sold to any party directly or indirectly affiliated or under common ownership or control with Licensee at a price less than the regular price charged to other parties, the Royalty due to Licensor shall be computed on a most favored nations basis based on the price as sold to similar non-related third parties; and (ii) in the event Licensor suspects that Licensee has sold any Licensed Product(s), TP Products and/or Authorized FOH Products at a discounted price for purposes of selling any Leader Products (as hereinafter defined), including, without limitation TP Products (such discounted Licensed Products, TP Products and Authorized Products being defined herein as “Loss Leader(s)”), whether such sales were made to any of Licensee’s affiliates or any other third party, Licensor shall be permitted to request, and Licensee hereby agrees to deliver, documentation, backup and support materials, such that Licensor will have sufficient information to evaluate such sales. In the event Licensor determines in Licensor’s sole discretion that any Licensed Product(s), TP Products and/or Authorized FOH Products were sold as a Loss Leader, then the Royalty due to Licensor for such Licensed Product(s), TP Products and/or Authorized FOH Products shall be computed at the highest price actually charged for the Leader Products sold together with the Loss Leader. For purposes of this Agreement a “Leader Product” shall be defined as products other than Licensed Products, TP Products or Authorized FOH Products (e.g., Heidi Klum branded footwear, lingerie, etc.) sold at an industry standard, normal price.

10

(c) For purposes of this Agreement (i) Royalties and CMF (as applicable) accrue in the Calendar Quarter during which the Licensed Products, TP Products and/or Authorized FOH Products are sold by Licensee, regardless of when or if Licensee collects the revenue from such sale, and (ii) for purposes of this Agreement, a Licensed Product, TP Product and/or Authorized FOH Product shall be considered “sold” upon the date when such Licensed Product, TP Product and/or Authorized FOH Product is invoiced, shipped or paid for, whichever event occurs first.

(d) Licensee may not deduct from or offset the Royalty payable to Licensor for any reason. For the avoidance of doubt, but without limitation, Licensee may not deduct: uncollectible accounts, assessments, bank fees, slotting fees, advertising or other expenses of any kind, the costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products, TP Product and/or Authorized FOH Product, costs associated with the transfer of funds, collection or payment of Royalties, or the conversion of any currency into United States Dollars. All sales, use, value added, local privilege, withholding and excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of their Licensed Products sold or on any aspect of performance of this Agreement, shall be the responsibility of Licensee. Licensor shall only be responsible for the actual taxes on Licensor’s net income.

4. PAYMENTS & STATEMENTS.

(a) Quarterly Statements. Licensee will compute Royalties hereunder on the basis set forth in the Summary of Commercial Terms and shall furnish to Licensor within thirty (30) days following the end of each Calendar Quarter during the Term (i.e. on or before April 30, July 30, October 30 and January 30) and continuing until all payments required hereunder are made, a complete and accurate statement, which statement shall be submitted electronically through RoyaltyZone (as defined in Section 4(g) of the Standard Terms and Conditions below) (each, a “Quarterly Statement”). Statements required by this Section and Section 4(b) of the Standard Terms and Conditions below shall include the following information: (i) the Territory; (ii) Permitted Distribution Channels; (iii) a description of the Licensed Product(s), TP Products and/or Authorized FOH Products; (iv) a description of the Licensed Property used therein or thereon (including, without limitation, any and all versions of the Licensed Property which appear in or on the Licensed Product(s) (including without limitation, any Packaging as hereinafter defined) and/or Advertising & Promotion (as hereinafter defined), if any); (v) the amount due to Licensor (calculated as set forth in Section 3 of the Standard Terms and Conditions); and (vi) the following information cross-referenced against the applicable “SKU” number(s): wholesale sales, invoice price, quantity invoiced, gross revenues, and applicable Royalty Rate (as defined in the Summary of Commercial Terms). On reasonable request from Licensor, Licensee shall provide Licensor with backup and support materials with respect to any item contained in any Quarterly Statement, such that Licensor will have sufficient information to evaluate the sources of any item contained in such Quarterly Statement and to track Licensee’s performance under this Agreement. Such Quarterly Statements shall be accompanied by a certification signed by Licensee’s chief financial officer (or equivalent) indicating that he or she has reviewed and agrees with all the information contained in such Quarterly Statement. For the purposes of this Agreement, a “Calendar Quarter” shall be defined as each and any of the three (3) month periods during a given calendar year beginning with January 1 and ending December 31 (i.e. from January 1 through March 31; from April 1 through June 30; from July 1 through September 30; and from October 1 through December 31). Included with each Quarterly Statement, must be a copy of Licensee’s full and complete financial statements for that Calendar Quarter.

(b) Annual Statements. Within forty-five (45) days following the end of each Contract Year (i.e. on or before February 14), Licensee shall furnish to Licensor a complete and accurate statement, which statement shall be submitted electronically through RoyaltyZone (each, an “Annual Statement”), setting forth the same information required to be submitted by Licensee in accordance with Section 4(a) of the Standard Terms and Conditions above, except that such Annual Statement shall cover the entire Contract Year. Such Annual Statement shall be accompanied by a certification signed by Licensee’s chief financial officer (or equivalent) indicating that he or she has reviewed and agrees with all the information contained in such Annual Statement. Included with each Annual Statement, must be a copy of Licensee’s full and complete financial statements for that Contract Year.

(c) Timing of Payment & Payment Instructions. All Royalties payable to Licensor hereunder shall be deemed held in trust for and on behalf of Licensor until such time as such sums are paid to Licensor in accordance with the terms of this Agreement. Unless otherwise set forth in the Summary of commercial Terms, Licensee shall pay all sums due to Licensor for the applicable Calendar Quarter for which such Quarterly Statement is rendered by wire transfer to:

11

[●]

(d) Wire Transfer Fees; Interest on Late Payments. Licensee shall be solely responsible for any costs and/or fees associated with making any and all payments to Licensor as required under this Agreement, including, without limitation, wire transfer fees. Interest, compounded monthly, at the rate of one and three quarters percent (1.75%) per month (or, if that rate is higher than the rate legally permissible), then at the then maximum legal interest rate) shall accrue on any amount due to either party from and after the date upon which said payment is due until the date payment is actually received.

(e) Post-Term Retention Period. Licensee shall keep appropriate books of accounts and records with respect to its manufacture, sale, distribution and Advertising & Promotion of Licensed Product(s), TP Products and/or Authorized FOH Products. Licensee shall maintain such records throughout the Term of this Agreement, and for a period of three (3) years following the expiration or termination of the Term (the “Post-Term Retention Period”). Licensor shall have the right to inspect and copy the financial books and records of Licensee insofar as such books and records relate to the computation of Royalties and other amounts payable to Licensor and/or amounts which Licensee is required to spend under this Agreement. [●] In any event, Licensee shall make all payments required to be made to eliminate any discrepancy revealed by any such inspection within thirty (30) days after Licensor’s demand therefore.

(f) Objections to Quarterly and Annual Statements. If Licensor has any objection to any Quarterly or Annual Statement, then Licensor will give Licensee specific notice of that objection and reasons for it within three (3) years after the date that Licensor received such statement. Except for claims of fraudulent accounting, Licensor will not have the right to bring any action in connection with any statement or accounting unless Licensor commences such action within the aforementioned three (3) year period. Licensor’s acceptance of any payment and/or Quarterly or Annual Statement pursuant to this Agreement shall not preclude Licensor from questioning the correctness thereof at any time within the provided three (3) year period or exercising any of its rights related thereto.

(g) Adoption of RoyaltyZone Program by Licensor. Licensor hereby reserves the right to modify the process for submission of Quarterly Statements and Annual Statements on reasonable advance written notice to Licensee. In no event shall Licensor modify the timing or frequency of the same without Licensee’s prior written approval. Licensor has adapted its systems and processes to accommodate the services provided by RoyaltyZone (“RoyaltyZone”). A detailed explanation of such process can be found at: www.royaltyzone.com.

5. MARKETING AND ADVERTISING EXPENDITURES.

(a) Licensee shall pay to Licensor the CMF contribution as defined in the Summary of Commercial Terms (if any).

(b) Licensee shall spend the Advertising Commitment as defined in the Summary of Commercial Terms (if any).

(i) The Advertising Commitment may be spent on costs and expenses attributable to trade shows, catalogs and websites, public relations costs, fees and expenses, point-of-sale advertising featuring Licensed Product(s), the value of all trade and/or retail advertising expended by Licensee featuring Licensed Product(s), store fixtures that are designated for Licensed Product(s), and co-op dollars spent to the extent relating to Licensed Product(s). In no event shall the Advertising Commitment be utilized for any general administrative expenses or development costs. In no event shall Licensee deduct any costs incurred as an Advertising Commitment from the Royalties due to Licensor hereunder.

12

(ii) Upon request of Licensor, Licensee shall from time to time provide details of the expenditure of the Advertising Commitment (if any). At the end of each Contract Year, if Licensee has not spent the entire Advertising Commitment if and as required hereunder, Licensee shall pay any and all such unspent Advertising Commitment amounts to Licensor simultaneously with all other payments due at the end of such Calendar Year. For purposes of illustration and for the avoidance of doubt, if Licensee’s Advertising Commitment amounts to Five Thousand Dollars ($5,000) in any given Contract Year, and if at the end of such Contract Year Licensee has only spent Four Thousand Dollars ($4,000), Licensee shall pay the remaining One Thousand Dollars ($1,000) to Licensor. All Advertisements (as defined in Section 6(c)(ii) of the Standard Terms and Conditions below) must be approved in accordance with Section 6 of the Standard Terms and Conditions below.

(c) Advertising & Promotion Plan: On or before September 15th of each calendar year of the Term, Licensee shall submit a detailed marketing plan, inclusive of budget (“Plan & Budget”). Licensee shall, within thirty (30) days of submission, make such adjustments to the Plan & Budget as Licensor may reasonably require, provided that Licensor’s changes to the Plan & Budget shall not require Licensee to spend more than: the greater of (i) the required Advertising Commitment, if applicable, or (ii) [●] of Licensee’s planned budget. For the purposes of this Agreement, “Advertising & Promotion” shall mean any and all efforts, products, Advertisements and the like, made for the purpose of marketing, selling and distributing the Licensed Product(s).

(d) Promotional Use: Subject to Section 19 of the Summary of Commercial Terms above and as may be mutually agreed upon by Licensor and Licensee from time to time, Licensee shall not itself, or allow third parties to make use of the Licensed Property, Licensed Product(s) or Authorized FOH Products for the purpose of premium offers, giveaways, sales incentives or other such Promotional Purposes, without the prior written approval of Licensor, which such approval will not be unreasonably withheld.

(e) Press Releases: Unless otherwise agreed upon by the parties hereto, neither Licensee nor Licensor shall itself, or through its agents or representatives, make, issue, distribute or disseminate any information or statements to the press regarding Licensor, Licensee any Licensed Product(s), Authorized FOH Product(s) and/or matters pertaining to or arising out of this Agreement. In the event that Licensee or Licensor desires to issue a press release concerning any of the above, the party desiring to make such press release shall submit the same to the other party for approval, which may be granted or withheld in the reasonable business judgment of the party receiving the submission. If Licensor or Licensee (as the case may be) has not responded in writing within ten (10) days of the submission, the submission shall be deemed disapproved. An approved press release submission may include references to Licensor, Licensee and/or Licensed Product(s).

(f) Tradeshows and Summit: Upon Licensor’s reasonable request during the Term and provided the requested attendance and/or participation is mutually agreed upon by Licensor and Licensee, Licensee shall use commercially reasonable efforts to attend Licensor’s licensing Summits (“Summits”) and to participate in Tradeshows (“Tradeshows”). Licensee shall be responsible for its own costs and expenses incurred in connection with Summits and Tradeshows, and such costs and expenses may be charged against Licensee’s Advertising Commitment, if any.

6. APPROVALS, QUALITY STANDARDS AND MANUFACTURING.

(a) Approval. “Approval(s)” or “Approved” shall mean Licensor’s prior written consent, which may be given or withheld in Licensor’s reasonable discretion.

(b) Approval Rights. Licensor shall have the right to Approve all elements of Licensed Product(s), Advertising and Promotion, and Packaging (as herein defined) and any and all items produced pursuant to this Agreement. All submissions under this Agreement shall be made in such a manner as Licensor shall reasonably prescribe from time to time. All materials must be submitted electronically through RoyaltyZone, unless otherwise requested by Licensor or mutually agreed by the parties. [●]

13

(c) Approval Process.

(i) Licensee shall create and submit to Licensor, via RoyaltyZone, drawings for each proposed design for the Licensed Product(s) (the “Concept”). Upon Approval of such Concept, Licensee may commence manufacture and shall submit to Licensor one (1) top of production sample (in a given size to be mutually agreed upon by the parties hereto) of the style for each Licensed Product(s) (“Samples”). All Licensed Product elements must be re-submitted for Approval each time a revision is made incorporating any substantive changes or additions. Licensor will use commercially reasonable efforts to provide its Approval or withhold its Approval pursuant to Licensee’s business/production calendar which Licensee shall provide to Licensor from time to time.

(ii) Subject to Section 18 of the Summary of Commercial Terms, prior to the broadcast, publication, posting, public distribution and/or use thereof of sample concepts, designs and samples (“Advertising Element”) of any advertisement or other promotional material (each, an “Advertisement”) which is intended to be used in conjunction with the sale or distribution of Licensed Product(s), TP Products and/or Authorized FOH Products, Licensee shall submit the Advertising Element to Licensor for its approval. Once an Advertising Element has been approved, Licensee need not submit variations of that Advertising Element for re-approval when such variations are merely of size or date and the like; provided, however, that any substantive changes to the Advertising Element must be Approved in advance pursuant to this Section 6.

(iii) Prior to the manufacture of any Licensed Product(s), Licensee shall submit to Licensor a prototype of the design of all tags, hangtags, labels, packaging and wrapping for such Licensed Product(s) (hereinafter “Packaging”) for Approval by Licensor.

(iv) At the end of each Contract Year, Licensor shall have the right to request that Licensee re-submit any or all Licensed Product(s), Concepts, designs, Production Samples, Advertising Elements and Packaging for Licensor’s re-Approval.

(d) Quality Control. Not more than once per Contract Year, and upon reasonable notice, Licensor or a third party designated by Licensor, shall have access to and the right to inspect any Licensed Product(s), Concepts, designs, Production Samples, Advertising Elements and Packaging regardless of their location, and the right to enter and inspect all premises and facilities (including, without limitation, storage and shipping facilities) of Licensee and its designers, manufacturers, suppliers, warehousers and/or shippers, provided that such party agrees in advance not to disclose or use for their benefit the identity of any suppliers or manufacturers of Licensee, in each case for the sole purpose of quality control and ensuring that the manufacture, Packaging, labeling, Advertising & Promotion and distribution of Licensed Product(s) comply with Licensee’s obligations hereunder and all applicable Laws.

(e) Disclaimer. Licensee acknowledges that it shall bear the responsibility for and expense of compliance with the Approval requirements hereunder; provided that no expense shall be payable to Licensor or any agent or representative in respect of the same. Licensee further acknowledges that the Approval or disapproval of any Licensed Product(s), Advertising Elements and/or Packaging may be based, without limitation, solely on subjective aesthetic standards. This approvals process shall not be deemed a legal review, but purely as a process meant to verify that the use of the Licensed Property has been done in a manner that complies with this Agreement. Any Approval shall not waive, diminish or negate Licensee’s indemnification obligations to Licensor herein.

(f) Brandbook & Style Guides. Licensor shall provide Licensee with a brand book and/or Style Guide, which is subject to seasonal updates and other changes from time to time (“Style Guide”). Licensee shall, on a prospective basis, follow the rules set forth in the Style Guide.

(g) Manufacture; Third Party Participation. The manufacture of Licensed Product(s) may take place within or outside the Territory by Licensee, its agents or employees; provided, however, that Licensed Product(s) and/or Authorized FOH Products may only be sold in the Permitted Distribution Channels in the Territory. If Licensee wishes to subcontract any or all of the manufacture of Licensed Product(s), it may do so with the prior written approval of Licensor. Licensee shall make such request to Licensor in writing and provide Licensor with the name and address of the proposed party and all of its principles, the products which such party has previously produced and a written undertaking in the form set forth at Exhibit B. Licensee will use commercially reasonable efforts to ensure that its manufacturers, distributors and other such subcontractors abide by the terms of this Agreement. All acts of any such manufacturers, distributors and subcontractors shall be deemed to be the acts of the Licensee for all purposes of this Agreement.

(h) Goodwill and Quality Standards. Licensee acknowledges that, if the Licensed Product(s) manufactured and sold by it are of inferior quality in material and/or workmanship, then the substantial goodwill which Licensor has built up and now possesses in the Licensed Property will be impaired. Accordingly, Licensee warrants to Licensor that all Licensed Product(s) will maintain the high standards, appearance and quality of the approved Production Samples. If there is a substantial or material departure from the approved sample of Licensed Product(s) made and/or distributed by or on behalf of Licensee, then Licensor shall have the right, in the reasonable exercise of its sole and absolute discretion, to withdraw the approval of such Licensed Product(s) by written notice thereof to Licensee, at which time this Agreement shall automatically terminate with respect to such Licensed Product(s) (“Impaired Goods”). Licensor may additionally require that the Licensed Product(s) be immediately recalled if it believes in its reasonable judgment that the Licensed Product(s) may pose a health or safety hazard or be detrimental to the goodwill of Licensor, its parents, subsidiaries or affiliated companies. Subject to Licensor’s prior written approval in each instance which will not be unreasonably withheld, Licensee may sell such Impaired Goods solely through the Bendon Retail Channels located in Australia and New Zealand in accordance with terms and provisions of this Agreement; provided that Licensee shall not be required to obtain Licensor’s prior written approval in respect of sales of Impaired Goods pursuant to this Section 6(h), if Licensee is able to completely remove all indicia of the Licensed Property from the Impaired Goods.

14

(i) Samples; Free Units. Immediately upon creation of any Production Samples and/or the manufacture of any Licensed Product(s), Licensee shall deliver to Licensor [●] Production Samples (in sizes to be mutually agreed upon by the parties hereto) and, as the case may be, any additional Production Samples and/or Free Units as set forth in the Summary of Commercial Terms, free of charge. Licensor shall have the right to modify the number of Samples to be supplied by Licensee in its reasonable discretion. Such Samples may be requested by Licensor for: (i) quality control as prescribed in this Section 6; (ii) sponsorship; (iii) promotion by Licensor; and (iv) trademark policing and registration practices.

7. COPYRIGHT AND TRADEMARK.

(a) Form of Notice. Each Licensed Product and all Packaging and Advertisements shall bear appropriate copyright, trademark and credit notices as designated by Licensor, either directly on the Licensed Product, Packaging and/or Advertisement or on tags, stickers or labels affixed thereto. The form in which such notices are to appear is set forth on Exhibit C attached hereto. Licensor may change the form of notice to be used on the Licensed Product(s), Packaging and/or Advertisements under this Section 7(a) by giving not less than ninety (90) days prior written notice thereof to Licensee and Licensee shall comply with the same on a prospective basis. When a Trademark is used on or in connection with the Licensed Product(s), Packaging and/or for Advertising & Promotion, the Licensee shall: (i) abide by what are considered to be sound practices in regard to trademark notice provisions in the Territory; (ii) properly use the “™” or “®” designation and other trademark notice and information as instructed by Licensor; and (iii) not use the Trademark as a generic name. Licensor may implement security measures, including, without limitation the imposition of certain hologram/labels. Licensee agrees that Licensee shall be required to purchase such hologram/labels from Licensor’s suppliers.

(b) Ownership Rights. Except for Licensee’s Reserved Rights set forth in Section 7(c) of the Standard Terms and Conditions below, ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent and trademark rights in and to any or all Licensed Product(s) and in all designs, artwork, Packaging, copy, literary text, advertising material and promotion material of any sort utilizing Licensed Property, including all such materials as may be developed by Licensee but excluding Licensee’s Reserved Rights set forth in Section 7(c) of the Standard Terms and Conditions below, shall vest in Licensor, and title thereto shall be in the name of Licensor or its respective designees. Any and all additions to, and new renderings, modifications or embellishments of, Licensed Property shall, notwithstanding their invention, creation and use by Licensee and/or its agents, be and remain the sole and exclusive property of Licensor, and Licensor may use, and license others to use, the same, subject only to the provisions of this Agreement. In all cases other than in respect of Licensee’s Reserved Rights, Licensee shall enter into written agreements with all of its employees in which such employees acknowledge their status as employees (and not independent contractors). In all cases other than in respect of Licensee’s Reserved Rights, Licensee shall enter into written agreements with all of its independent contractors: (i) providing that all artwork and designs created by them in the course of Licensee’s performance under this Agreement shall be the property of Licensor either as works for hire under United States copyright Law or otherwise; or (ii) obligating them to assign all rights in and to such artwork and designs to Licensee, which Licensee shall be deemed to have automatically assigned to Licensor, but Licensee shall, during the Term, have a non-exclusive license to copy and use such artwork for the purposes set forth herein, subject to the terms of this Agreement. Upon the request of Licensor, Licensee shall submit to Licensor for approval: (y) all copies of all such agreements prior to the use of any material created or developed thereunder; and (z) full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor. Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as “authors” or “inventors” of any such artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions).

15

(c) Licensee’s Reserved Rights. Licensor acknowledges that Licensee may already have in existence certain intellectual property rights (“Licensee’s Existing IP Material”) that it may or may not use in conjunction with Licensed Property. Further, Licensee may create new intellectual property (“Licensee’s Future IP Material” and collectively with Licensee’s Existing IP Material, the “Licensee’s Reserved Rights”) for use with the Licensed Property and other subject matter separate from the Licensed Property. To the extent that Licensee’s Reserved Rights are separable from Licensed Property, Licensor’s company name and/or logo and Licensor Materials (as hereinafter defined), Licensee’s Reserved Rights shall remain vested in Licensee. Licensee hereby grants Licensor an irrevocable, gratis license to use any Licensee’s Reserved Rights during the Term for purposes relating to this Agreement and shall, for that purpose, provide Licensor with Licensee’s Reserved Rights as requested by Licensor from time to time, including, without limitation, photographs of Licensed Products for use on Licensor’s website.

(d) Licensor’s Discretion to Institute Action. Licensor and Licensee shall cooperate to ensure that third parties do not unlawfully infringe on Licensed Property or engage in any acts of unfair competition involving Licensed Property. Licensee shall promptly notify Licensor of any such infringements or acts of unfair competition by third parties that come to its attention relating to the Licensed Property. Licensor shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or with Licensee’s consent which shall not be unreasonably withheld, Licensee’s name and to control all claims, suits and/or actions against third parties relating to the Licensed Property, and other proprietary rights in and to the same, at Licensor’s sole cost and expense. With respect to any such claim, suit and/or action, Licensor shall employ counsel of its own choice to direct the handling of the claim, any litigation related thereto and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such claims, suits and/or actions. Licensee shall not, without Licensor’s prior written consent, make any claim, institute any suit or take any action on account of such infringements, acts of unfair competition or unauthorized uses. If, with Licensor’s prior written consent, Licensee makes such a claim or institutes, at its sole cost and expense, such a suit or action, then Licensee shall be entitled to recover all reasonable costs and expenses incurred in connection with such claim, suit or action from any financial recovery awarded or obtained and the remainder shall be paid to Licensor, less twenty percent (20%) which Licensee may retain. If Licensee does not prevail on any such claim, suit and/or action, or if there is a discrepancy, then Licensee may not recover any sums from Licensor in connection with such claim, suit and/or action. Licensor has no obligation to commence, approve or make any claim, suit and/or action. Licensor shall incur no liability by reason of Licensor’s failure or refusal to prosecute, or by Licensor’s refusal to permit Licensee to prosecute, any alleged infringement by third parties, or by reason of any settlement to which Licensor may agree.

(e) Withdrawn Rights. Licensor may withdraw any or all elements of the Licensed Property, in any or all portions of the Territory and/or in certain Permitted Distribution Channels, or any component part thereof, from the rights granted pursuant to the terms of this Agreement (the “Withdrawn Rights”) if Licensor determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of any third parties, or subject Licensor or Licensee to any liability or violate any Law, court order, government regulation or other ruling of any governmental agency or authority, or if, on account of the expiration or sooner termination of any agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of Licensed Property hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in Licensed Property under the copyright, trademark or other Laws of the Territory or any portion thereof. Such a withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days following Licensee’s receipt of written notice of such withdrawal, Licensee shall, if so requested by Licensor, in Licensor’s sole discretion: (a) destroy, or (b) deliver to Licensor at Licensor’s sole cost and expense any Licensed Product(s) which are in Licensee’s Inventory that bear or feature any of the Withdrawn Rights. Licensor shall indemnify Licensee for the direct production cost of such destroyed or returned Licensed Product(s); provided, however, that Licensee must furnish Licensor with: (i) a detailed inventory of such Licensed Product(s); (ii) source documentation supporting such landed duty paid costs; and (iii) an affidavit of destruction, if applicable, in a form acceptable to Licensor, evidencing the same. In the event that Licensor’s withdrawal of any Withdrawn Rights pursuant to this Section 7(e) directly results in a quantifiable, material adverse consequence to Licensee’s business under this Agreement (an “Adverse Consequence”), then Licensee and Licensor shall meet and confer in good faith regarding an adjustment and/or alteration to the terms of this Agreement that may adequately resolve such Adverse Consequence [●].

(f) Goodwill. Licensee recognizes the great value of the publicity and goodwill associated with the Licensed Property and all materials created or furnished by Licensor (“Licensor Materials”), and acknowledges that the Licensed Property and Licensor Materials have acquired secondary meaning in the minds of the public and agrees that the Licensed Property, Licensor Materials and all rights and goodwill in them belong exclusively to the Licensor and its subsidiaries and/or affiliates. Licensee assigns and transfers to Licensor all goodwill created by Licensee’s use of the Licensed Property, Licensor Materials and Licensed Product(s). Licensee further acknowledges and agrees that it will not cause or permit any third party to register in its name any Licensed Property or Licensor Materials, or any component part thereof, and/or represent in any filing, statement, document or other presentation, that it is the owner of any of the foregoing, and shall not use or display any of the foregoing except as expressly permitted herein. Licensee’s use of Licensed Property, Licensor Materials, or any portion thereof, shall inure solely to the benefit of Licensor.

16

(g) Maintenance of Intellectual Property Rights. Licensee shall assist Licensor, at Licensor’s request and sole cost and expense, in the procurement and maintenance of Licensor’s rights in Licensed Property (including, without limitation, all intellectual property rights thereon, whether recognized currently or in the future). In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor, in such manner as Licensor shall reasonably request, from time to time, including, without limitations the form attach hereto as Exhibit D, all instruments necessary to: (i) effectuate copyright and trademark protection; (ii) record Licensee as a registered user of any trademarks pursuant to this Agreement; or (iii) cancel any such registration. Such registration shall be handled by attorneys selected or approved by Licensor, in its sole discretion. Licensor makes no representation or warranty that copyright or trademark protection shall be secured in Licensed Property. Licensee hereby acknowledges that there are practical limitations on Licensor’s ability to prevent third parties who purchased Licensed Products outside the Territory from re-selling such Licensed Products in the Territory, and no such sales shall be deemed a breach of this Agreement by Licensor.

(h) No Attack. Licensee shall not, during the Term and at all times thereafter: (i) attack or challenge; or (ii) lend assistance to any third party in connection with an attack or challenge of any right, title or interest of Licensor in and to Licensor’s company name and/or logo, Licensed Property and Licensor’s Materials, and any and all other intellectual property rights of Licensor, including, without limitation, copyrights, trademarks and/or patents owned and/or controlled by Licensor, whether by way of application for and/or an opposition of any trademark relating to the Licensed Property or anything confusingly similar thereto, or by way of lawsuit, cancellation proceeding or action or otherwise. Licensor shall not, during the Term and at all times thereafter: (i) attack or challenge; or (ii) lend assistance to any third party in connection with an attack or challenge of any right, title or interest of Licensee in and to Licensee’s Reserved Rights, and any and all other intellectual property rights of Licensee, including, without limitation, copyrights, trademarks and/or patents owned and/or controlled by Licensee. Neither the Licensor nor the Licensee shall, during the Term and at all times thereafter misuse, disparage or bring into disrepute the others party’s name and/or the Licensed Property and/or the Licensee’s Reserved Rights nor make any negative or unfavorable statements concerning and of the same.

(i) Works Made For Hire. Licensee acknowledges and agrees that any and all intellectual property rights arising from or relating to the Licensed Product(s) that are created or developed by Licensee under this Agreement (except for Licensee’s Reserved Rights) and that qualify as works of authorship belong to Licensor and are “works made for hire” as defined in Section 101 et seq. of the United States Copyright Act, Title 17, United States Code (“Copyright Act”). With respect to any and all intellectual property rights created or developed by Licensee under this Agreement, including any rights arising under Section 7(b) of the Standard Terms and Conditions above, and arising from or relating to the Licensed Product(s) which are not “works made for hire” as defined in the Copyright Act, including, without limitation, inventions, Licensee hereby assigns all right, title and interest in and to such intellectual property rights to Licensor. Licensee will execute and deliver any and all documents, including, without limitation, short form assignments, determined by Licensor to be necessary to perfect its right, title and interest in and to any such intellectual property rights. Notwithstanding the foregoing, this Section shall not apply to any intellectual property rights that Licensee owned prior to the Effective Date (as defined in the Summary of Commercial Terms), including, without limitation, Licensee’s Existing IP Material. If Licensee incorporates into any Licensed Product any invention, design or other work of authorship previously owned by Licensee, or in which Licensee has an interest (each, a “Prior Work”), Licensee grants to Licensor a non-exclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, use, or sell Licensed Product(s) employing or incorporating each such Prior Work.

8. DOMAIN NAME OWNERSHIP.

(a) Licensor shall own all right, title and interest (including, without limitation, all intellectual property rights) in any URLs and domain names that use or incorporate the Licensed Property, or any variation thereof, in the body of such URL and/or domain name (“Licensor URL”). Prior to Licensee’s use of the Licensed Property on the internet or in any Permitted Distribution Channel, Licensee shall (i) use its commercially reasonable efforts to monitor any use of the Licensed Property on the internet by any Permitted Distribution Channel, and (ii) submit copies to Licensor of all proposed uses by Licensee and the Permitted Distribution Channels. Licensee agrees that, to the extent that Licensor finds any use of a Licensed Property on the internet by a Permitted Distribution Channel to be objectionable, as determined by Licensor in its sole and absolute discretion, Licensee shall use its commercially reasonable efforts to cause the Permitted Distribution Channel to cease its use of the Licensed Property on the internet.

17

(b) Licensee shall have no right to, and hereby agrees not to, register any URL and/or domain name incorporating, in whole or in part, Licensed Property or any variation thereof without the prior written consent of Licensor in each instance, which approval shall be granted or withheld in Licensor’s sole and absolute discretion. Licensor shall have the sole right to apply for any URL and/or domain name that includes any aspect of the Licensed Property and/or any variation thereof in any level domain. If Licensee desires to use a URL and/or domain name that incorporates any aspect of the Licensed Property or any variation thereof, Licensee shall submit its proposal therefore to Licensor in writing. Licensor shall, in its sole and absolute discretion, approve or disapprove such URL and/or domain name, and Licensor reserves the right to register any such requested URL and/or domain name in its own name or the name of an affiliate and license it to Licensee. Licensee agrees to cooperate with Licensor in the execution, filing, application and/or registration of any URL and/or domain name that Licensor may choose to register. Should Licensee register any URL and/or domain name incorporating the Licensed Property, with or without Licensor’s prior approval, Licensee shall transfer such URL and/or domain name to Licensor upon request from Licensor. Specifically and without limitation, Licensee shall immediately accept a request for transfer of the URL and/or domain name initiated by Licensor through the domain name registrar. Should Licensee fail to accept the request for transfer or other documentation (electronic or written) to transfer the URL and/or domain name, Licensor may submit this paragraph of this Agreement to the domain name registrar to effect the transfer. If the domain name registrar does not accept this provision of this Agreement to effect the transfer, Licensor may file an arbitration proceeding under ICANN to obtain the transfer of the URL and/or domain name to Licensor. Should Licensor be required to file an ICANN proceeding to obtain the return of the URL and/or domain name, Licensee shall be required to reimburse Licensor for all costs incurred whatsoever in such proceeding, including but not limited to, attorneys’ fees, filing fees and other costs.

(c) Subject to Section 18 of the Summary of Commercial Terms above, Licensee shall, during the Term and at all times thereafter refrain from: (i) establishing, maintaining, or participating in any social media (i.e. Twitter, Facebook, My Space, Pinterest or other similar platforms now known or hereafter created) using the Licensed Property without Licensor’s prior written consent which consent may be withheld in Licensor’s sole discretion; (ii) posting (or other similar activity) any content bearing the Licensed Property to any social media or other similar website if the terms of use for such site would be violation of any of the terms of this Agreement if the conduct had been undertaken by Licensee (i.e. if by virtue of posting a picture the copyright is not protected, then Licensee may not post any materials embodying the Licensed Property on such site, e.g. Pinterest).

9. REPRESENTATIONS AND WARRANTIES.

(a) Licensor warrants and represents to Licensee that: (i) it either owns or controls the rights granted herein; and (ii) it is authorized to enter into this Agreement and to license the rights herein granted to Licensee.

(b) Licensee warrants and represents all of the following:

(i) (A) It has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (B) it is adequately staffed and financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; (C) it is duly organized, validly existing and in good standing under the Laws of its state of organization; (D) all necessary acts have been effected by it to render this Agreement valid and binding upon it; and (E) in its negotiations relative to this Agreement, it has not utilized the services of any finder, broker or agent and it owes no commission or fees to any such person in relation hereto.

(ii) Licensee shall comply with and act in accordance with (A) any and all applicable Laws and other legal obligations of or in the Territory including, without limitation, local, state, federal and international directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common Law; (B) conventions and treaties to which the United States or any legal subdivision thereof is a party; and (C) industry and trade-association standards, rules or regulations (individually and collectively, “Law” or “Laws”). There is no pending or threatened litigation which may affect Licensee’s ability to fully perform its obligations herein.

(iii) (A) The Licensed Product(s) and all Advertising & Promotion by Licensee, if applicable, shall be of high quality in design, material and workmanship; (B) no injurious deleterious or defamatory material, writing or images shall be used in or on the Licensed Product(s) or Advertising & Promotion; (C) the Licensed Product(s) shall be merchantable and fit for the intended use herein, shall in all respects be safe to consumers and shall be manufactured and distributed in accordance with all applicable Laws; (D) Licensee shall undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry; and (E) Licensee shall comply with any and all product recalls issued by the Consumer Product Safety Commission (CPSC) or any other local, federal or state agency or Law.

18

(iv) Licensee shall not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon this Agreement or permit the commencement of any proceeding or foreclosure action on this Agreement or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales.

(v) Licensee has not and will not, during the Term or at any time after expiration of the Term: (A) attack any right, title or interest of Licensor in and to Licensed Property; (B) infringe upon or violate the trademark rights, copyright, right of publicity or any other intellectual property right of any other person or entity; or (C) create any expenses chargeable to Licensor without the prior written approval of Licensor.

(vi) Neither Licensee nor any of its subsidiaries and/or affiliated companies shall be involved, directly or indirectly, in any act of counterfeiting or piracy or in the unauthorized manufacture, distribution, advertising, sale and/or offering of any merchandise or products bearing the name, trademark, logo or likeness of any other person or entity. Without limiting any other provision of this Agreement, any violation by or on behalf of Licensee of this paragraph shall constitute a material breach entitling Licensor to immediately terminate this Agreement.

(vii) All costs and expenses of manufacture, advertising, promotion, Samples, Packaging, stickers, labels, tags and other costs and expenses related to the manufacture, sale, distribution, Advertising & Promotion of Licensed Product(s), including but not limited to the expense of compliance with the approval requirements set forth in Section 6 of the Standard Terms and Conditions and the cost incurred in the development, design, manufacture, distribution, sale, Advertising and Promotion or exploitation of the Licensed Product(s) shall be borne by Licensee.

(c) Licensee hereby acknowledges that Licensor does not make any warranties or representations as to the popularity, success, continued exploitation of, and/or marketing and advertising budget with respect to, the Licensed Property, and does not make any warranties or representations as to the amount of Net Sales or profits Licensee shall derive under this Agreement from the sale or distribution of the Licensed Product(s).

10. INDEMNIFICATION.

[●]

19

11. INSURANCE.

(a) Licensee shall procure and maintain, at its sole cost and expense, and inform its manufacturers of the requirement to obtain, at their sole cost and expense, comprehensive general liability insurance, including product liability insurance and insurance to defend and protect the parties against third-party claims for personal injury, death, property damage, negligent design, negligent manufacture, other product liability claims or any advertising injury arising out of or in connection with: (i) the Licensed Product(s); (ii) products manufactured by Bendon sold through the E-Commerce Site; and/or (iii) products bearing intellectual property owned and/or controlled by Bendon sold through the E-Commerce Site (collectively, “Bendon Products”) or the marketing thereof. Insurance must be obtained from a company reasonably acceptable to Licensor, providing adequate protection for Licensor and Licensee against any claims or suits arising out of or in connection with the rights granted under this Agreement in an amount not less than [●].

(b) Such insurance shall remain in force at all times during the Term and for a period of three (3) years thereafter. Within twenty (20) business days from the Effective Date, Licensee will submit to Licensor a certificate of insurance naming Licensor as an additional insured and prohibiting the insurer from canceling, terminating or materially modifying the underlying insurance policy unless it gives written notice of such termination, cancellation or modification to Licensor at least thirty (30) days in advance thereof. Upon receipt of such notification of canceling, terminating or modifying the underlying insurance policy in a manner that materially adversely affects the Licensor without providing details of a replacement insurance policy that satisfies the requirements of Section 11(a) of the Standard Terms and Conditions above, Licensor shall have the right, based on Licensor’s sole discretion, to declare a material breach of this Agreement (which must be cured prior to any insurance lapse or result in a termination of this Agreement which termination shall take effect on the last day of coverage, notwithstanding any provision of this Agreement to the contrary) and/or the right, but not the obligation, to purchase replacement insurance from an insurance carrier of Licensor’s choice, and Licensee agrees to pay all costs thereof immediately upon request by Licensor.

(c) In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Licensor. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third party agreement, then this Agreement shall be deemed to require such waiver. Any claims covered by Licensee’s insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which Licensor may independently maintain. Licensee shall notify Licensor of all claims regarding the Licensed Property, Licensed Materials, Licensed Product(s) under any of the foregoing policies of insurance promptly upon the filing thereof. Licensee’s indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder.

12. TERMINATION.

(a) Termination for Repetitive Breach. If Licensee breaches a material provision of this Agreement, and, assuming such breach is curable, then after receiving a written breach notice from Licensor and curing such breach pursuant to Section 12(b)(ii) below, Licensee subsequently breaches the same provision a second (2nd) time within six (6) months from the date of the first (1st) breach (a “Repetitive Breach”), Licensor shall have the right, but not the obligation to Terminate this Agreement with all amounts, [●].

20

(b) Licensor’s Right to Suspend or Terminate. Licensor shall have the right to suspend its performance hereunder and/or terminate this Agreement in its entirety upon the occurrence of any of the following events:

(i) The failure of Licensee to make any payment required to be made under this Agreement, which failure is not cured within [●] of Licensee’s receipt of written notice from Licensor specifying the nature of such failure with particularity; or

(ii) The breach by Licensee of any of its representations or warranties herein or the failure of Licensee to comply with any of the other material terms of this Agreement or otherwise discharge its material duties hereunder, and such breach or failure is not cured [●] of Licensee’s receipt of written notice from Licensor specifying the nature of such breach or failure with particularity; provided, however, that if Licensee is unable to complete the cure of such breach or failure within said [●] period, Licensee shall have the right to notify Licensor of the same on or before [●] to request an extension of time to cure, and Licensor shall have the right, in Licensor’s reasonable discretion, to allow Licensee up to [●] to complete such cure; or

(iii) Any act of gross negligence or wanton misconduct by Licensee, and such action is not corrected within [●] of Licensee’s receipt of written notice from Licensor specifying the nature of such action with particularity; or

(iv) The cessation of operations by Licensee, including but not limited to Licensee’s failure to continuously and diligently seek to fill all accepted purchase orders for Licensed Product(s), [●]; or

(v) The making by Licensee of an assignment for the benefit of creditors, or the filing by or against Licensee of any petition under any federal, national, state or local bankruptcy, insolvency or similar Laws, if such filing shall not have been dismissed or stayed within [●]; or

(vi) [●]

(vii) Licensee hereby acknowledges that Licensee shall not have an opportunity to cure any material breach which by its terms cannot be cured: [●].

(c) Licensee’s Right to Suspend or Terminate. Licensee shall have the right to suspend its performance hereunder or terminate this Agreement in its entirety upon the occurrence of the breach by Licensor of any of its representations or warranties herein or the failure of Licensor to comply with the terms of this Agreement or otherwise discharge its duties hereunder, and such breach or failure is not cured within [●] of Licensor’s receipt of written notice from Licensee specifying the nature of such breach or failure with particularity; provided, however, that if Licensor is unable to complete the cure of such breach or failure within said [●] period, Licensor shall have the right to notify Licensee of the same on or before [●] to request an extension of time to cure, and Licensee shall have the right, in Licensee’s reasonable discretion, to allow Licensor up to [●] to complete such cure.

13. EFFECT OF TERMINATION AND SELL-OFF.

(a) Effect of Termination or Expiration. Upon any expiration or termination of this Agreement for any reason whatsoever, all rights in and to the Licensed Property shall revert to Licensor, and Licensor shall be free to license such rights to any other person or entity, and Licensee shall have no further rights whatsoever with respect to Licensed Product(s) (except for Licensee’s Reserved Rights), the Licensed Property and/or any other intellectual property rights relating thereto. Licensee shall, at its sole cost and expense, return any of Licensor’s intellectual property, artwork or materials of any kind that are then in its possession or under its control. Any and all unpaid fees, including but not limited to [●] and/or any other payments due to Licensor pursuant hereto for the then-current-Term, shall be immediately due and payable to Licensor (and shall be paid not later than (i) [●] from the expiration of the Term or upon such earlier date as may be set forth in the Summary of Commercial Terms, or (ii) [●] from the earlier termination of this Agreement for any reason). In no event shall any expiration or termination of this Agreement excuse any party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available thereof, nor shall it excuse the making of any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, [●] shall survive any expiration or termination of this Agreement.

21

(b) Sell-Off Period. In the event that (i) this Agreement is terminated pursuant to Section 12(c) of the Standard Terms and Conditions, provided that Licensee’s notice of termination sent pursuant to Section 12(c) is not sent in response to a breach notice sent by Licensor to Licensee, (ii) this Agreement has expired pursuant to its terms, (iii) Licensee is not in breach hereof, (iv) all [●], Royalties, [●] and CMF contributions have been received in full by Licensor and all Advertising Commitments have been spent by Licensee (and/or paid to Licensor, as applicable), and (v) Licensee has provided to Licensor any and all information requested, including, without limitation, inventory and trademark information, then Licensee shall have the non-exclusive right to sell-off existing Inventory (as defined in Section 13(c) of the Standard Terms and Conditions) within the Territory and Permitted Distribution Channels for a period of [●] following the expiration of the Term (the “Sell-Off Period”), in which case Licensee shall account to Licensor for Royalties relating thereto as provided for herein. Licensee’s right of sell-off will itself terminate automatically if Licensee breaches any term, condition, obligation, representation or warranty herein during the Sell-Off Period which may reasonably cause an adverse consequence to Licensor’s business. During such period, Licensee shall not be entitled to use Licensed Property in any new or additional Licensed Product(s), Advertisements or Packaging of any kind where the same was not Approved before or during the Sell-Off Period. It is specifically understood and agreed that Licensee shall not have the right to manufacture or have manufactured any Licensed Product(s) for a period of three (3) months prior to the expiration, except to fill orders made during the Term and prior to the Sell-Off Period. Following the expiration of the Sell-Off Period, Licensor shall have the right, but not the obligation, to purchase all existing Licensed Product(s) remaining in Inventory at Licensee’s actual manufacturing cost thereof. If Licensor elects not to purchase any Licensed Product(s), then Licensee shall destroy the same and furnish Licensor with a certificate of destruction.

(c) Inventory and Destruction. At the expiration or earlier termination of this Agreement, subject to the sell-off provision in Section 13(b) of the Standard Terms and Conditions, Licensee shall destroy the Licensor Materials and all Licensed Product(s) and/or Advertising & Promotion materials on-hand held for Licensee’s Inventory or in process of manufacture (collectively, “Inventory”), unless otherwise directed by Licensor. Following the destruction and/or delivery to Licensor of the Licensor Materials and the destruction and/or sale to Licensor of the Inventory, Licensee shall submit, [●], a statement certified by an authorized representative of Licensee attesting to and detailing the destruction and/or delivery of such Licensor Materials and the destruction and/or sale of all such Inventory (the “Disposition of Inventory Statement”).

14. CUMULATIVE RIGHTS & REMEDIES; LIMITATION OF LIABILITY.

(a) All rights and remedies conferred upon or reserved to the parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such parties at law or in equity or otherwise, including, without limitation, requests for temporary and/or permanent injunctive relief. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by either party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.

(b) The Licensee acknowledges that any breach by Licensee shall cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

(c) To the maximum extent permissible under applicable Law, neither Licensor nor Licensee will be liable to the other party or any third party for any consequential, incidental, punitive, or special damages regardless of the form or action, whether in contract or in tort, even if Licensor or Licensee has been advised of the possibility of such damages.

22

15. CONFIDENTIALITY.

(a) Each party acknowledges that it may have access to the other party’s Confidential Information (as hereinafter defined), whose value may be impaired by misuse or by disclosure to a third party. The receiving party agrees that it will not disclose and/or make use of such Confidential Information except to perform its obligations under this Agreement. The receiving party shall take reasonable precautions to protect the confidentiality of the other party’s Confidential Information. Such precautions may, if requested by the disclosing party, include the use of separate written confidential agreements, in a form approved by the disclosing party. Following the expiration or termination of this Agreement, no party shall disclose or use any of the other parties’ Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing party.

(b) All Confidential Information will remain the property of the disclosing party. The confidentiality of Confidential Information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.

(c) For the purposes hereof, the term “Confidential Information” shall mean [●]. Confidential Information shall also include the terms and conditions of this Agreement. As used in this Agreement, the term Confidential Information shall not include any information that is: [●].

(d) Each party agrees to notify the other party of the circumstances surrounding any inadvertent disclosure of Confidential Information.

16. MISCELLANEOUS.

(a) Relationship of the Parties. This agreement does not constitute and shall not be construed to constitute an agency, partnership, joint venture or any other type of unnamed relationship between Licensor and Licensee. Neither party shall have the right to obligate or to bind the other party in any manner whatsoever, and nothing contained in this Agreement shall give or is intended to give any rights of any nature to any third party. Licensor and Licensee both acknowledge and agree that state and federal franchise Laws do not and will not apply to this Agreement or to the relationship between Licensee and Licensor and their respective rights and obligations hereunder. The parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise Laws.

(b) Addresses and Notices.

(i) All notices, requests, demands and other communications required or permitted to be made hereunder shall be: (A) in writing; and (B) shall be deemed duly given if: (I) hand delivered against a signed receipt therefore to a corporate officer; or (II) sent by registered or certified mail, return receipt requested, first class postage prepaid or sent by a nationally recognized overnight delivery service to the party at the address listed in the Summary of Commercial Terms; or (III) sent by confirmed facsimile transmission; or (IV) sent by confirmed e-mail; or (V) sent by confirmed electronic submission to Licensor through RoyaltyZone, as applicable; in each case addressed to the party entitled to receive the same at the address specified below:

23

(y)	If to Licensee, then to:

[●]

(z)	If to Licensor for required Notices, then to:

[●]

If to Licensor for purposes of submitting Approvals, Samples, Quarterly Statements and/or Annual Statements, then through:

[●]

If to Licensor for questions about submitting Approvals and Samples, then to:

[●]

If to Licensor, for questions about submitting Quarterly Statements and Annual Statements, then to:

[●]

If to Licensor, for any registered or certified mail, then to the Legal Department at the following address:

[●]

(ii) Either party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the fifth business day after being sent by registered or certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service or upon confirmed receipt, if earlier.

(c) Assignment.

(i) Licensee shall not assign or transfer this Agreement or any of its rights or obligations hereunder, directly or indirectly, pursuant to a Change of Control Transaction (as hereinafter defined) or otherwise, without the prior written consent of Licensor. Any attempted assignment or transfer by Licensee without the prior written consent of Licensor shall be void and of no force or effect. Licensor shall have the right to assign or transfer any or all of its obligations under this Agreement without the knowledge or consent of Licensee following the completion of such assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(ii) [●]

24

(d) Governing Law; Jurisdiction; Mediation; Waiver of Jury Trial.

(i) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict of law provisions to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(ii) Except with respect to Licensor’s right to injunctive relief, any action which in any way involves the rights, duties and obligations of any party hereto under this Agreement shall be brought in the State courts located in New York, New York, and the parties hereto hereby submit to the personal jurisdiction of such courts, and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, first class postage prepaid. Each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such suit or action in any such court. Accordingly, the parties agree that service of process deposited in certified or registered mail addressed to the other party at the address for the other party set forth in notice section hereof shall be deemed valid service of process for all purposes. Each party agrees not to contest the respective venue or jurisdiction selection.

(iii) With respect to Licensor’s right to injunctive relief, Licensor may seek an injunction before any court of competent jurisdiction, not limited to a court located in New York, New York and Licensee agrees not to contest the jurisdiction of any such court nor assert, by way of motion, defense or otherwise, that this Agreement or the subject matter hereof may not be enforced in or by such court.

(iv) Except with respect to Licensor’s right to injunctive relief hereunder, Licensee and Licensor agree to first attempt to settle any controversy, claim or dispute arising out of or relating to this Agreement before a JAMS mediator in New York, New York. If: (A) either party fails to respond to a request for mediation; or fails to appear; or (B) the parties do not agree upon a mediator within ten (10) days of JAMS submitting the options; or settle the matter through a JAMS mediation, then the party requesting the JAMS mediation may pursue any and all remedies available under applicable Law as modified by the terms hereof. The administrative costs of any mediation shall be split evenly between the parties, subject to 16(e) below. Each of the parties hereby waives the right to trial by jury in any and all actions or proceedings in any court, whether the same is between them or to which they may be parties, and whether arising out of, under, or by reason of this Agreement, or any acts or transactions hereunder or the interpretation or validity thereof, or out of, under or by reason of any other contract, agreement or transaction of any kind, nature or description whatsoever, whether between them or to which they may be parties.

(e) Default Expenses. If either party defaults with respect to any material obligation under this Agreement, such party shall indemnify the other party against and reimburse the other party for all reasonable attorney’s fees and all other costs and/or expenses resulting or made necessary by the bringing of any action, motion or other proceeding to enforce any of the terms, covenants or conditions of this Agreement.

(f) Entire Agreement. This Agreement (inclusive of the Summary of Commercial Terms, the Standard Terms and Conditions, and all Exhibits and/or Schedules referenced herein) sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. The express terms hereof shall control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

(g) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the parties hereto.

(h) Waiver and Delays. A waiver by any party of any of the terms and conditions of, or rights under, this Agreement shall not be effective unless signed by the party waiving such term, condition or right and shall not bar the exercise of the same right on any subsequent occasion or any other right at any time or be deemed or construed to be a waiver of such terms or conditions for the future. Neither the failure of nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege.

(i) Severability. If any term or provision of this Agreement, as applied to either party or any circumstance, for any reason shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable; provided, however, that if any term or provision of this Agreement pertaining to the payment of monies to either party shall be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, such party shall have the right to terminate this Agreement as provided herein.

25

(j) Form and Construction. Paragraph and subparagraph headings in this Agreement are included for ease of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement, the masculine gender shall include the feminine and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to conform to the subject matter actually existing. In the event of any dispute regarding the definition of Licensed Products, Permitted Distribution Channels, Territory or other term defined herein, Licensor’s good faith interpretation of the same shall control. Each Party has cooperated in the drafting and preparation of this Agreement, and no dispute with respect to this Agreement should be resolved based on the conclusion that either Licensee or Licensor was the drafter. Nothing contained in this Agreement shall be considered a precedent for any future agreements that Licensor or Licensor’s affiliates may enter into with Licensee or any other third party, and neither party hereto shall, either during the Term of at any time thereafter, quote this Agreement as the standard of practice or agreed upon terms in any other agreement between the parties or their affiliates.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one Agreement binding on all parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart. Each of the parties agrees that a photographic or facsimile copy of the signature evidencing a party’s execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

(l) Exhibits and Schedules. All Exhibits and Schedules referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

(m) Transaction Expenses. Each party shall be responsible for its own expenses relating to the negotiation of this Agreement.

(n) Currency and Exchange Rate Issues. All sums set forth in this Agreement and any appendices and Exhibits hereto are, and are intended to be, expressed in United States Dollars. All payments of Royalties or other payments or remittances due under this Agreement shall be paid in the United States in United States Dollars at the Foreign Exchange Rate. For the purposes hereof, the term “Foreign Exchange Rate” means, for any particular currency, the spot rate for such currency as quoted at www.oanda.com (to the extent that www.oanda.com provides quotations therefore, or such other resource that is mutually satisfactory to the Licensor and Licensee) at 9:00 a.m., Eastern Standard Time, on the third business day prior to the date on which any relevant payment hereunder is made.

AGREED & ACCEPTED:		AGREED & ACCEPTED:

LICENSEE:		LICENSOR:
FOH Online Corp.		ABG-Frederick’s Of Hollywood, LLC

By:	/s/ Justin Davis-Rice	By:	/s/

Print:	Justin Davis-Rice	Print:

Title:	Director	Title:

Date:	April 20, 2020	Date:	April 23, 2020

26